Exhibit 99.1

Applied Digital Reports Third Quarter 2006 Financial Results
Thursday November 9, 4:00 pm ET

Nine Month Revenue increases 15.4% and Gross Profit Margin increases 22.1%

DELRAY BEACH, Fla.--(BUSINESS WIRE)--Applied Digital (Nasdaq: ADSX - News), a leading provider of identification and security technology, today reported financial results for its third quarter ended September 30, 2006. The Company’s revenue was $29.0 million for the third quarter of 2006, an increase of 4.3% compared to the year-earlier period. The Company’s wholly-owned subsidiary, VeriChip Corporation, generated revenue of approximately $6.8 million, an increase of approximately 11.5% compared to the three months ended September, 2005. The Company’s consolidated financial results include the financial position, operating results and cash flows of its majority-owned subsidiaries, Digital Angel Corporation (AMEX: DOC - News) and InfoTech USA, Inc. (OTC: IFTH - News).

Gross profit increased to approximately $12.4 million in the third quarter of 2006 compared to approximately $11.4 million in the third quarter of 2005. Gross profit margin increased to approximately 42.6% in the third quarter of 2006 compared to approximately 41.0% in the third quarter of 2005. The Company experienced a significant increase in gross profit at Pacific Decision Sciences Corporation (PDSC).

Fiscal 2006 third quarter results include revenue from the Company’s proprietary service automation software from its wholly-owned subsidiary PDSC, which increased to approximately $1.7 million in the third quarter of 2006 compared to $0.6 million in the third quarter of 2005. Digital Angel reported revenue of approximately $13.2 million for the third quarter of 2006, compared to approximately $13.8 million for the third quarter of 2005.

Revenue for the nine months ended September 30, 2006 was $91.3 million, an increase of 15.3% compared to $79.1 million in the nine months of 2005. VeriChip generated revenue in the first nine months of 2006 of approximately $20.3 million, compared to approximately $9.1 million in the first nine months of 2005, primarily attributable to two RFID businesses acquired during the first half of 2005. Sales of PDSC’s service automation software increased approximately $3.0 million, from $1.4 million in the first nine months of fiscal 2005 to $4.4 million in the first nine months of 2006 Sales at GTI increased approximately $1.2 million in the same respective periods, rising from $10.7 million to $11.9 million. Digital Angel reported revenue of approximately $42.0 million in the first nine months of 2006, compared to approximately $42.0 million in the first nine months of 2005.

Gross profit increased to approximately $38.3 million in the first nine months of 2006 compared to approximately $31.4 million in the first nine months of 2005, and gross profit margins increased to 42.0% in the first nine months of 2006 compared to gross profit margins of 39.7% in the first nine months of 2005. The improvement in both gross profit and margins was primarily as a result of a more favorable mix of business, increased sales from VeriChip (VeriChip acquired two businesses during the first half of 2005) and sales of higher margin products and services from PDSC.

The loss from continuing operations attributable to common stockholders for the third quarter of 2006 was approximately $3.6 million, or $(0.05) per share, compared to a loss from continuing operations attributable to common stockholders of approximately $2.7 million, or $(0.04) per share for the third quarter of 2005. The additional loss was primarily a result of increased sales and marketing costs related to the Company’s investment in VeriChip’s VeriMed Patient Identification business, partially offset by increases in gross profit from PDSC.

The loss from continuing operations attributable to common stockholders for the first nine months of 2006 was approximately $9.8 million, or $(0.15) per share, compared to a loss from continuing operations attributable to common stockholders of approximately $4.5 million, or $(0.08) per share, for the first nine months of 2005.

The loss was primarily due to increased sales and marketing costs related to the Company’s investment in VeriChip’s VeriMed Patient Identification business, increased amortization expense related to VeriChip’s intangible assets, which it acquired in connection with two business acquisitions during the first half of 2005, reduced gross profit as a result of the decrease in sales of Digital Angel’s Sarbe beacons, increased compensation expenses at Digital Angel, and approximately $0.4 million of IPO related expenses. Also, partially mitigating the loss during the nine months ended September 30, 2005 was the recovery of approximately $3.2 million of interest expense due to the revaluation of certain warrants which are settleable into shares of the Digital Angel common stock owned by the Company.

The Company ended the third quarter of 2006 with cash and cash equivalents totaling approximately $16.1 million.

“We continue to make significant progress in gaining adoption of the VeriMed Patient Identification System among both leading hospitals and physicians,” said Scott R. Silverman, Chairman and CEO of Applied Digital. “In addition, now that we have had the opportunity to run these businesses for more than one year, we have identified ways to drive increased efficiencies, as demonstrated by our announcement earlier this week to reduce operating expenses by more than $1.5 million annually. We also remain focused on improving operations at Digital Angel, where significant potential exists in large market opportunities such as the National Identification Program for Livestock and for its Military Search and Rescue Beacon technology.”

Some of the highlights of the third quarter and year-to-date 2006 include:

•
Continuing adoption of the VeriMed System. In 2006, 167 additional healthcare facilities have agreed to implement the VeriMed Patient Identification System. The new hospitals bring the total healthcare facilities that have agreed to implement the System to 264. Seventy-one of these facilities have been trained in the VeriMed Identification System protocol.

•
First Sale of VeriTrace System for Disaster Relief and Emergency Monitoring. VeriChip Corporation announced today that the State of Florida, through the Florida Emergency Mortuary Operations Response System (FEMORS), and the State of Hawaii Department of Health, have each purchased the VeriTrace system for disaster relief and emergency management needs. VeriTrace is designed to assist state and federal agencies to plan for and manage emergency situations and disaster recovery using implantable RFID technology.

•
First sale of a fully integrated system for infant protection and wander prevention. VeriChip Corporation completed the first sale, for approximately $750,000, of a system for infant protection, wander prevention, staff duress and asset protection for the new, state-of-the-art Brampton Civic Hospital, in Brampton, Ontario, scheduled to open in the Fall of 2007.

•
Granting of a U.S. patent for a syringe-implanted RFID microchip. Subsequent to the end of the quarter, Digital Angel announced that it was granted a U.S. patent for a syringe-implanted RFID microchip that measures glucose concentration levels of diabetic patients. The microchip could impact the 230 million people worldwide who suffer from diabetes and will be marketed and distributed by VeriChip.

The Company’s executives will host a conference call today to discuss these results. The conference call will take place at 4:15 PM Eastern Time today. Interested participants should call (800) 472-8309 when calling within the United States or (706) 643-9561 when calling internationally. Please use passcode 1007785.

There will be a playback available as well. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use passcode 1007785. The call will also be webcast and will be available on the Company’s web site at www.adsx.com on the Home Page of the site.

About Applied Digital -- “The Power of Identification Technology”

Applied Digital develops innovative identification and security products for consumer, commercial, and government sectors worldwide. The Company’s unique and often proprietary products provide identification and security systems for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader in identification technology. Applied Digital is the owner of a majority position in Digital Angel Corporation (AMEX:DOC - News).

Statements about the Company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

          APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

         CONDENSED CONSOLIDATED BALANCE SHEETS DATA SCHEDULE
                  (In thousands, except par value)

                               Assets

                                           September 30, December 31,
                                                   2006         2005
                                          -------------- ------------
Current Assets                              (unaudited)
 Cash and cash equivalents                  $    16,098   $   22,417
 Restricted cash                                    140          310
 Accounts receivable and unbilled
  receivables (net of allowance for
  doubtful accounts of $865 in 2006 and
  $838 in 2005)                                  20,197       26,236
 Inventories                                     14,645       12,317
 Deferred taxes                                     491          422
 Other current assets                             4,168        3,232
----------------------------------------------------------------------
Total Current Assets                             55,739       64,934

Property And Equipment, net                      11,321       11,120

Goodwill, net                                    88,980       86,231

Intangibles, net                                 20,707       21,568

Deferred Offering Costs                           3,551        1,140

Other Assets, net                                 1,105          995
----------------------------------------------------------------------

                                            $   181,403   $  185,988
======================================================================

                Liabilities and Stockholders' Equity

Current Liabilities
 Notes payable and current maturities of
  long-term debt                            $     6,185   $    3,645
 Accounts payable                                15,760       12,465
 Accrued expenses                                17,466       22,311
 Deferred revenue                                 5,102        2,765
 Net liabilities of Discontinued
  Operations                                      5,473        5,499
----------------------------------------------------------------------
Total Current Liabilities                        49,986       46,685

Long-Term Debt and Notes Payable                 13,989       15,692

Deferred Taxes                                    5,081        5,644

Other Long-Term Liabilities                       2,904        1,659
----------------------------------------------------------------------

Total Liabilities                                71,960       69,680
----------------------------------------------------------------------

Commitments And Contingencies
----------------------------------------------------------------------

Minority Interest                                48,359       49,762

Stockholders' Equity                             61,084       66,546
----------------------------------------------------------------------

                                            $   181,403   $  185,988
======================================================================

           APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA SCHEDULE
                (In thousands, except per share data)
                             (Unaudited)
                             For The Three-Months For The Nine-Months
                             Ended September 30,  Ended September 30,
                             -------------------- -------------------
                                  2006      2005      2006      2005
                             ---------- --------- --------- ---------

Product revenue              $  24,863  $ 23,922  $ 77,645  $ 67,617
Service revenue                  4,169     3,883    13,665    11,521
----------------------------------------------------------------------
Total revenue                   29,032    27,805    91,310    79,138

Cost of products sold           14,224    14,170    45,812    41,223
Cost of services sold            2,444     2,242     7,184     6,524
----------------------------------------------------------------------
Total cost of products and
 services sold                  16,668    16,412    52,996    47,747
  Gross profit                  12,364    11,393    38,314    31,391

Selling, general and
 administrative expense         14,183    13,180    42,648    35,327
Research and development         2,054     1,935     6,406     4,902
----------------------------------------------------------------------
  Total operating costs and
   expenses                     16,237    15,115    49,054    40,229

Operating loss before other
 items                          (3,873)   (3,722)  (10,740)   (8,838)

Interest and other income          221     1,070       692     2,285
Interest (expense) recovery     (1,272)     (572)   (2,647)    2,151
----------------------------------------------------------------------
  Total other (expense)
   income                       (1,051)      498    (1,955)    4,436

Loss from continuing
 operations before taxes,
 minority interest and gain
 (loss) attributable to
 capital transactions of
 subsidiaries                   (4,924)   (3,224)  (12,695)   (4,402)

Benefit (provision) for
 income taxes                      345       (50)      340       (92)
----------------------------------------------------------------------

Loss from continuing
 operations before minority
 interest and gain (loss)
 attributable to capital
 transactions of
 subsidiaries                   (4,579)   (3,274)  (12,355)   (4,494)

Minority interest                  820       549     2,324     1,014

Net gain on capital
 transactions of
 subsidiaries                        -         -       327       411

Gain (loss) attributable to
 changes in minority
 interest as a result of
 capital transactions of
 subsidiaries                      160        46      (103)      528
----------------------------------------------------------------------

Loss from continuing
 operations                     (3,599)   (2,679)   (9,807)   (2,541)

Income from discontinued
 operations                          -        47         -        47

Change in estimate on loss
 on disposal of discontinued
 operations and operating
 losses during the phase out
 period                              -         -         -        (4)
----------------------------------------------------------------------

Net loss                        (3,599)   (2,632)   (9,807)   (2,498)
Preferred stock dividends            -       (73)        -    (1,573)
Accretion of beneficial
 conversion feature of
 Redeemable Preferred Stock
 - Series D                          -         -         -      (474)
----------------------------------------------------------------------

Net loss available to common
 stockholders                $  (3,599) $ (2,705) $ (9,807) $ (4,545)
======================================================================

Loss per common share -
 basic
Loss from continuing
 operations                  $   (0.05) $  (0.04) $  (0.15) $  (0.07)
Income from discontinued
 operations                  $       -         -  $      -         -
----------------------------------------------------------------------

Net loss per common share -
 basic                       $   (0.05) $  (0.04) $  (0.15) $  (0.07)
======================================================================

Loss per common share -
 diluted
Loss from continuing
 operations                  $   (0.05) $  (0.04) $  (0.15) $  (0.08)
Income from discontinued
 operations                  $       -         -  $      -         -
----------------------------------------------------------------------

Net loss per common share -
 diluted                     $   (0.05) $  (0.04) $  (0.15) $  (0.08)
======================================================================

Weighted average number of
 common shares outstanding -
 basic                          67,726    65,333    67,375    61,569
======================================================================

Weighted average number of
 common shares outstanding -
 diluted                        67,726    66,814    67,375    62,131
======================================================================
Contact:
CEOcast, Inc.
Investors:
Dan Schustack, 212-732-4300
dschustack@ceocast.com
or
Direct Communications Group
Media:
Nicole Philbin, 202-572-6231
nphilbin@dcgpr.com